Exhibit No. 99.1

UNITED RETAIL GROUP RESCHEDULES EARNINGS RELEASE DATE

— Company to Report Earnings on Wednesday, August 17, 2005 —

Rochelle Park, New Jersey, August 10, 2005 - United Retail Group, Inc. (NASDAQ-NMS: "URGI") today announced that it will release its earnings for the second quarter of fiscal 2005 on Wednesday, August 17, 2005.

The earnings release date, previously scheduled for Tuesday, August 16, 2005, has been rescheduled so that the announcement will follow a Court hearing on August 16, 2005 to approve the settlement of the Stanford wage and hour class action in California Superior Court as reported in a recent SEC filing. The Company believes that the settlement will be an amount less than the related expense of $2.3 million that was recorded by the Company prior to the current fiscal year. The reduction in the amount of the settlement will be taken into income with respect to the second quarter of fiscal 2005.

On March 18, 2005, a subsidiary of the Company, United Retail Incorporated, and the named plaintiffs entered into a Stipulation and Settlement Agreement, subject to Court approval. The expense for the maximum settlement cost was recorded prior to the current fiscal year. In the event that the Court approves the fairness of the terms of the Settlement Agreement, and based on the response of the plaintiffs to the notice that they received, the Company believes that $0.4 million to $0.5 million of the recorded expense will be reversed and taken into income with respect to the second quarter of fiscal 2005.

The Company’s investor call will be broadcast live over the Internet at 11:30 a.m. (Eastern Daylight Time) on Wednesday, August 17, 2005, and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until August 31, 2005. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

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United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 508 AVENUE® stores with 2,222,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

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Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Melissa Merrill Financial Dynamics (212) 850-5600